Investor Contact:	Company Contact:
John Nesbett/Jennifer Belodeau	James Doss, President
Institutional Marketing Services (IMS)	(858) 549-6340
(203) 972-9200	rfi@rfindustries.com
jnesbett@institutionalms.com

RF Industries Reports Record Fourth Quarter and Year End Results; Revenues for Year Increase 56% With Diluted Earnings Per Share of $0.34

San Diego, California, January 22, 2013 – RF Industries Ltd. (NASDAQ: RFIL) announced record quarterly sales and consolidated net income for the fourth quarter and fiscal year ended October 31, 2012.

For the fourth quarter ended October 31, 2012, the company reported revenues of $10,529,000, an increase of $4,575,000, or 77%, as compared to $5,954,000 in the same quarter of fiscal 2011. Consolidated net income for the quarter was $1,158,000, or $0.17 per basic and $0.15 per diluted share, compared to a consolidated net loss of $50 thousand, or $0.01 net loss per basic and diluted share in the fourth quarter of 2011.

Fourth Quarter Fiscal 2012 Results

“Growth in the quarter was led by our Cables Unlimited division and by the RadioMobile division of our RF Wireless segment. During 2012, Cables Unlimited introduced its newly designed OptiFlex™ Hybrid Custom Fiber Optic and DC Power Cabling solution for wireless towers and this new product line has been very well received in the market. As we begin 2013, we continue to see strong demand for this product. Furthermore, our RF Wireless segment saw particularly strong growth in the fourth quarter due to deliveries related to a previously reported $2.6 million order from the Los Angeles County Fire Department. Deliveries on this order are expected to continue into the first two quarters of fiscal 2013,” said Howard Hill, RFI’s CEO.

Sales at Cables Unlimited were $4,905,000 for the fourth quarter compared to $1,734,000 in the fourth quarter of fiscal 2011. Cables Unlimited reported gross margin of 33% compared to 22% in the same quarter last year. Operating income for Cables Unlimited in the fourth quarter was $1,069,000, or 22% of sales, compared to an operating loss of $66,000 in the fourth quarter of last year.

RF Connector and Cable Assembly segment sales increased 2% to $3,785,000 in the quarter with gross margin of 52% as compared to sales of $3,724,000 with gross margin of 53% in the same quarter last year. Operating income increased to $445,000, or 12% of sales, from $181,000, or 5% of sales.

Fourth quarter sales at Bioconnect increased 70% to a record $586,000 with gross margin of 35% as compared to fiscal 2011 fourth quarter sales of $345,000. Higher gross margin and lower SG&A drove operating income to $97,000 or 17% of sales, compared to $12,000 in the fourth quarter last year.

As a result of its $2.6 million order with the Los Angeles County Fire Department, RF Wireless sales for the quarter grew 829% to $1,253,000 compared to $151,000 in the fourth quarter of fiscal 2011. Gross margin for the fourth quarter was 45% of sales, compared to 39% of sales last year. Operating income at RF Wireless for the quarter was $269,000 compared to a loss of $160,000 in the fourth quarter last year.

Fiscal 2012 Results

Mr. Hill stated, “2012 was an exceptional year for the Company, with strong performance from all of our divisions, with each division growing and contributing to our 19th consecutive year of profitability.”

For the fiscal year ended October 31, 2012, revenues increased 56% to $30,233,000 as compared to revenues of $19,434,000 in fiscal 2011. Consolidated net income was $2,612,000 or $0.38 per basic and $0.34 per diluted share as compared to consolidated net income of $773,000 or $0.12 per basic and $0.11 per diluted share in the prior year.

Sales at Cables Unlimited were $10,913,000 for fiscal 2012 compared to $2,644,000 in the four and one half month period after the acquisition of Cables Unlimited on June 15, 2011. Cables Unlimited reported gross margin of 33% compared to 27% last year. Operating income for Cables Unlimited in fiscal 2012 was $1,720,000, or 16% of sales, compared to $22,000, or 1% of sales last year.

RF Connector and Cable Assembly sales increased 2% to $14,176,000 for the year with gross margin of 52% as compared to sales of $13,868,000 in fiscal 2011. Operating income increased to $1,599,000, or 11% of sales, from $1,317,000, or 10% of sales last year.

Fiscal 2012 sales at Bioconnect increased 21% to a record $2,598,000 with gross margin of 41% as compared to fiscal 2011 sales of $2,154,000 and gross margin of 37%. Higher gross margin and lower SG&A drove operating income to $653,000, or 25% of sales, compared to $439,000, or 20% of sales last year.

RF Wireless sales more than tripled to $2,545,000 compared to $769,000 in fiscal 2011. RF Wireless reported its first profitable year with $127,000 in operating income compared to an operating loss of $669,000 last year.

At October 31, 2012 the Company reported cash and cash equivalents of $5,492,000 and working capital of $14,904,000. Stockholders’ equity was $20,230,000, or $2.90 per outstanding share.

“Subsequent to the close of the fiscal year, we announced a regular quarterly cash dividend of $0.05 per common share. Also, in light of certain tax uncertainties related to calendar year 2013, we accelerated a portion of the anticipated calendar 2013 common stock dividend payments into 2012. We are confident that the strength of our business supports this payment and view this as an opportunity to show our appreciation of our shareholders and our commitment to enhancing shareholder returns,” Mr. Hill stated.

“We believe our solid balance sheet provides a firm foundation for future growth, and we are particularly encouraged by the first two months of Q1 2013 which point to strong growth and profitability for the quarter,” concluded Mr.Hill.

Conference Call Information

RF Industries will host a conference call on Tuesday, January 22, 2013 at 12:00 Noon Eastern Time to discuss its fiscal year 2012 fourth quarter and fiscal year end results. To participate, callers should dial (877) 407-9210 and international callers may dial (201) 689-8049 and reference conference i.d. 406878. A simultaneous webcast of the conference call can be accessed from the Investor Information page at www.rfindustries.com.

About RF Industries

RFI manufactures, designs and distributes Radio Frequency (RF) connectors and cable assemblies, medical cabling products, RF wireless products and fiber optic cable products. Coaxial connectors, cable assemblies and custom microwave RF connectors are used for Wi-Fi, PCS, radio, test instruments, computer networks, antenna devices, aerospace, OEM and Government agencies. Medical Cabling and Interconnector products are specialized custom electrical cabling products for the medical equipment monitoring market. RF Wireless products include digital data transceivers for industrial monitoring, wide area networks, GPS tracking and mobile wireless network solutions. Fiber optic cable, connector and harness products serve computer, aerospace, computer networking and specialty applications.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the operations of the Cables Unlimited division which was acquired in June 2011; and the Company’s reliance on certain distributors for a significant portion of anticipated revenues. Further discussion of these and other potential risk factors may be found in the Company’s public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

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RF INDUSTRIES, LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share and share amounts)

	Three Months Ended October 31,		Years Ended October 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net sales	$10,529	$5,954	$30,233	$19,434
Cost of sales	6,173	3,440	16,999	10,098
Gross profit	4,356	2,514	13,234	9,336

Operating expenses:
Engineering	299	343	1,134	1,247
Selling and general	2,177	2,185	8,025	6,953
Total operating expense	2,476	2,528	9,159	8,200

Operating income (loss)	1,880	(14)	4,075	1,136
Interest income (expense)	2	(7)	38	16
Income before provision for income taxes	1,882	(21)	4,113	1,152
Provision for income taxes	724	29	1,501	379
Consolidated net income	1,158	(50)	2,612	773

Net income/(loss) attributable to non- controlling interest	--	4	1	(3)
Net income attributable to RF Industries, Ltd. and Subsidiary	$1,158	$(46)	$2,611	$776

Earnings per share:
Basic	$0.17	$(0.01)	$0.38	$0.12
Diluted	$0.15	$(0.01)	$0.34	$0.11

Weighted average shares of common stock outstanding:
Basic	6,938,357	7,135,549	6,908,890	6,382,845
Diluted	7,799,796	7,898,944	7,680,743	7,291,848

RF INDUSTRIES, LTD. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(in thousands, except share data)

	October 31,
	2012	2011
ASSETS	(unaudited)
CURRENT ASSETS:
Cash & Cash Equivalents	$5,492	$1,761
Restricted Cash	--	67
Certificates of Deposit	--	4,095
Trade Accounts Receivable, net	5,167	2,606
Inventories	6,984	6,189
Prepaid Income Taxes	--	572
Other Current Assets	640	512
Deferred Tax Assets	761	611
TOTAL CURRENT ASSETS	19,044	16,413
Property and Equipment, net	1,204	2,443
Goodwill	3,076	3,076
Amortizable intangible assets, net	1,627	1,866
Non-amortizable intangible assets	410	410
Note Receivable from Stockholder	67	67
Other Assets	35	103
TOTAL ASSETS	$25,463	$24,378

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts Payable	$1,429	$521
Accrued Expenses	2,101	1,580
Mortgages Payable	--	1,394
Income Taxes Payable	610	--
TOTAL CURRENT LIABILITIES	4,140	3,495
Deferred Tax Liabilities	1,077	1,072
Other Long-Term Liabilities	16	133
TOTAL LIABILITIES	5,233	4,700
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common Stock – authorized 20,000,000 shares at $0.01par value; 6,978,374 and 7,110,507 shares issued and outstanding, respectively	70	71
Additional Paid-in Capital	12,007	11,382
Retained Earnings	8,153	8,011
Total RF Industries, Ltd. and Subsidiary	20,230	19,464
Non-controlling Interest	--	214
TOTAL EQUITY	20,230	19,678
TOTAL LIABILITIES AND EQUITY	$25,463	$24,378